UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2004

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of Mercury Interactive Corporation (“Mercury”) adopted the Mercury Long-Term Incentive Plan which provides for payment of cash awards to eligible Mercury employees, including Mercury executive officers designated by the Committee. Payment of the awards is generally based upon the attainment of criteria over a particular “performance period”, which may include earnings per share, revenues, bookings, expenses, gross profit, operating income, net income, cash flow, capital expenditures, working capital, economic value added, stock price per share, market value, enterprise value, book value, return on equity, return on book value, return on invested capital, return on asset, capital structure, return on investment, and/or utilization. The Committee expects the initial “performance goals” to be earnings per share and bookings growth. A copy of the plan is attached hereto as Exhibit 10.1.

In addition, on December 15, 2004, the Committee approved entering into Amended and Restated Change of Control Agreements with Amnon Landan, Mercury’s Chairman of the Board and Chief Executive Officer, Douglas Smith, Mercury’s Executive Vice President and Chief Financial Officer, and certain other executive officers, all of whom were previously covered by Change of Control Agreements. Mercury adopted the Amended and Restated Change of Control Agreements as part of its review of Mercury’s compensation and benefits.

Each Amended and Restated Change of Control Agreement provides for specified severance benefits (as described below) upon the involuntary termination (including resigning for good reason) or termination of the executive’s employment as a result of disability or death within 18 months following a change of control of Mercury. The significant changes from the previously existing agreements included adding target bonus as a component of severance and accelerated vesting of other forms of long-term compensation (in addition to vesting of equity awards). Under the Amended and Restated Change of Control Agreements, the change of control severance benefits are (i) severance pay equal to 12-months of the executive’s base compensation and annual target bonus as of the date employment ceases, (ii) continued coverage under Mercury’s health, life, dental and other insurance programs for the 12-month severance pay period, and (iii) accelerated vesting of all stock options, shares of restricted stock and other forms of long-term compensation held by the executive at the time of termination.

Effective December 15, 2004, Mercury also entered into an Amended and Restated Change of Control Agreement with Anthony Zingale, Mercury’s President and Chief Operating Officer. Mr. Zingale’s Change of Control Agreement was amended and restated so as to generally conform to the newly adopted Amended and Restated Change of Control Agreement described above, and more specifically to provide for the payment of Mr. Zingale’s target bonus and the acceleration of shares of restricted stock, if any, held by Mr. Zingale upon the involuntary termination (including resigning for good reason) or termination of his employment as a result of disability or death within 18 months following a change of control of Mercury.

The foregoing descriptions of the Long-Term Incentive Plan and Amended and Restated Change of Control Agreements do not purport to be complete and are qualified in their entirety by reference to such plan and agreements (including any schedules and exhibits thereto), copies of which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	Mercury Interactive Corporation Long-Term Incentive Plan.

10.2	Form of Amended and Restated Change of Control Agreement.

10.3	Amended and Restated Change of Control Agreement by and between Mercury Interactive Corporation and Anthony Zingale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2004	MERCURY INTERACTIVE CORPORATION

	By:	/s/ Susan J. Skaer
	Name:	Susan J. Skaer
Vice President, General Counsel and Secretary